Ligand Reports Fourth Quarter and Full Year 2021 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (February 17, 2022) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2021, and provided an operating forecast and business updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“2021 was an outstanding year for Ligand, both operationally and financially. The execution by the team and the performance of the business throughout the past several months position us very well for a transformative 2022. Last year, we had the most substantial calendar of product and market approvals in Ligand's history, including five approvals of partners' drugs that were developed using Ligand's technology. Each of these approvals is a scientific and medical success, establishing important treatment options for patients in need,” said John Higgins, CEO of Ligand.

“Notably, OmniAb continues to excel as a leading antibody discovery platform, and we have made good progress toward our goal of establishing the business as a separate public company. OmniAb had its most prolific year ever as nine antibodies derived from the platform recently into the clinic, including the first OmniChicken-derived antibody, and two antibodies received regulatory approval and we expect will begin generating royalties. We believe more than ever that OmniAb offers one of the industry’s leading antibody discovery platforms and that the business is primed for continued growth and success,” continued Higgins.

“In terms of the separation process, we initially outlined plans that favored pursuing an OmniAb IPO, while also evaluating other listing alternatives. We diligently explored those paths and engaged with dozens of high-quality investors. Both existing Ligand holders and potential new investors have shown strong interest in our plan to operate two independent public companies. Given our confidence in OmniAb’s ability to thrive as an independent publicly traded company, we have decided to pursue a direct spin-off that will result in the separation occurring in the soonest possible execution window as compared to other alternatives. Our plan now is for Ligand to directly fund the OmniAb business at the time of the spin-off. This strategy is intended to best serve our science and partners, and to maximize value for our shareholders,” he added.

Fourth Quarter 2021 Financial Results
Total revenues for the fourth quarter of 2021 were $72.5 million, compared with $70.0 million for the same period in 2020. Royalties for the fourth quarter of 2021 were $17.6 million, compared with $11.0 million for the same period in 2020, with the increase primarily attributable to the additional royalties from the sale of drugs using the Pelican platform. Captisol sales were $35.4 million for the fourth quarter of 2021, compared with $41.0 million for the same period in 2020, with the decrease due to lower sales of Captisol for manufacturing remdesivir, a COVID-19 treatment. Contract revenue was $19.5 million for the fourth quarter of 2021, compared with $18.0 million for the same period in 2020.

Cost of Captisol was $12.0 million for the fourth quarter of 2021, compared with $11.7 million for the same period in 2020. Cost of Captisol was higher in 2021 primarily as a result of expenses associated with manufacturing Captisol for use with remdesivir and customer mix. Amortization of intangibles was $11.8 million, compared with $12.2 million for the same period in 2020. Research and development expense was $18.2 million, compared with $21.9 million for the same period in 2020, with the decrease primarily attributed to the sale of Vernalis in December

2020. General and administrative expense was $17.7 million, compared with $30.1 million for the same period in 2020, with the decrease primarily attributable to Pfenex acquisition-related expenses in the prior-year period.

Net loss for the fourth quarter of 2021 was $(5.0) million, or $(0.30) per share, compared with net income of $5.8 million, or $0.35 per diluted share, for the same period in 2020. Net income (loss) for the fourth quarter of 2021 and 2020 was impacted by a non-cash loss of $(13.0) million and a non-cash gain of $0.07 million, respectively, from the value of Ligand’s short-term investments. Adjusted net income for the fourth quarter of 2021 was $31.3 million, or $1.80 per diluted share, compared with adjusted net income of $27.1 million, or $1.62 per diluted share, for the same period in 2020. See the table below for a reconciliation of net income (loss) to adjusted net income.

As of December 31, 2021, Ligand had cash, cash equivalents and short-term investments of $341.1 million.

Full Year 2021 Financial Results
Total revenues for 2021 were $277.1 million, compared with $186.4 million for 2020. Royalties for 2021 were $48.9 million, compared with $33.8 million for 2020, with the increase primarily attributable to the additional royalties from the sale of drugs using the Pelican platform. Captisol sales for 2021 were $164.3 million, compared with $110.0 million for 2020, primarily reflecting higher sales of Captisol for use with remdesivir. Contract revenue for 2021 was $64.0 million, compared with $42.7 million for 2020, with the increase primarily due to revenue from the acquisitions of Icagen in April 2020 and Pfenex in October 2020.

Cost of Captisol was $62.2 million for 2021, compared with $30.4 million for 2020, with the increase due primarily to higher sales of Captisol. Amortization of intangibles was $47.2 million for 2021, compared with $23.4 million for 2020, with the increase attributable to the Icagen and Pfenex acquisitions. Research and development expense was $69.0 million for 2021, compared with $59.4 million for 2020, with the increase primarily due to the Icagen and Pfenex acquisitions. General and administrative expense was $57.5 million for 2021, compared with $64.4 million for 2020, with the decrease primarily attributable to acquisition-related expenses in the prior year.

Other operating income was $37.6 million for 2021, which represented a non-cash valuation adjustment related to eliminating the remaining Pfenex CVR liability. There was no other operating income for 2020.

Net income for 2021 was $57.6 million, or $3.34 per diluted share, compared with net loss of $(3.0) million, or $(0.18) per share, for 2020. Net income for 2021 included a $(10.6) million net non-cash loss from the value of Ligand’s short-term investments, while net loss for 2020 included a net non-cash loss from the value of Ligand’s short-term investments of $(17.9) million. Adjusted net income for 2021 was $110.8 million, or $6.42 per diluted share, compared with adjusted net income of $76.5 million, or $4.55 per diluted share, for 2020. See the table below for a reconciliation of net income (loss) to adjusted net income.

2022 Financial Guidance
Ligand is providing 2022 revenue guidance for the combined business as well as some information about revenue that is estimated to be attributable to the OmniAb business anticipating the spin-off later this year. Ligand expects 2022 royalties of $55 million to $60 million, material sales of $40 million to $50 million, and contract revenue of $52 million to $62 million. These revenue components result in total revenue of $147 million to $172 million for the combined Ligand business. Ligand estimates two-thirds of the contract revenue guidance to be attributable to OmniAb and a couple million of the royalty revenue will be attributable to OmniAb. Following the completion of the separation process, Ligand will provide more detailed guidance on expenses and earnings.

Update on the Separation Process
In November 2021, Ligand announced plans to explore multiple paths for OmniAb to become a stand-alone public company, with the leading option under consideration at that time being an IPO and eventual distribution of OmniAb shares to Ligand shareholders. Ligand now expects to pursue separation of OmniAb through a direct spin-off of 100% of OmniAb equity to shareholders with Ligand capitalizing the OmniAb business directly with $70 million. OmniAb expects to file a Form 10 with the Securities and Exchange Commission and complete its separation in the first half of 2022. The distribution is expected to qualify as a tax-free transaction for U.S. federal income tax purposes to both Ligand and its shareholders. The separation remains subject to final approval by Ligand’s Board of Directors, and Ligand will continue to evaluate other options to optimize value and ensure flexibility to invest in growth. There can be no assurance that this process will result in Ligand pursuing a particular transaction or consummating any such transaction, or that the anticipated benefits of a separation will materialize should the separation be completed.

Fourth Quarter 2021 and Recent Business Highlights

OmniAb® Platform and Partner Updates

The OmniAb discovery platform provides Ligand’s pharmaceutical industry partners with access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological IntelligenceTM (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. Over 55 partners have access to OmniAb-derived antibodies and more than 250 programs are being actively developed or commercialized. As of December 31, 2021, there were 25 active clinical- or commercial- stage OmniAb-derived antibodies, compared with 16 a year earlier.

CStone Pharmaceuticals received approval from China’s NMPA for Celjemy® (sugemalimab), an OmniAb-derived anti-PD-L1 monoclonal antibody for the first-line treatment of advanced non-small cell lung cancer (NSCLC) in combination with chemotherapy. Sugemalimab is the second OmniAb-derived antibody to receive regulatory approval. CStone announced complete enrollment in two Phase 3 registrational clinical trials investigating sugemalimab in combination with chemotherapy for the first-line treatment of metastatic gastric adenocarcinoma/gastroesophageal junction adenocarcinoma or esophageal squamous cell carcinoma. CStone’s partner EQRx announced the publication of positive results from two Phase 3 trials with sugemalimab in Stage III and Stage IV NSCLC in Lancet Oncology. CStone announced the Phase 2 GEMSTONE-201 trial met its primary endpoint of objective response rate in patients with relapsed or refractory (R/R) extranodal natural killer/T-cell lymphoma.

In December 2021, Janssen Biotech, Inc. (Janssen) announced submission of a Biologics License Application (BLA) to the FDA seeking U.S. approval of teclistamab for the treatment of patients with R/R multiple myeloma. Teclistamab is an OmniAb-derived bispecific antibody targeting BCMA and CD3. Ligand is entitled to receive a $25 million milestone payment upon first commercial sale of teclistamab in the U.S.

Immunovant announced alignment with the FDA to initiate a Phase 3 trial for batoclimab in myasthenia gravis. Immunovant plans to start the Phase 3 study in the first half of this year, and also expects to initiate pivotal trials in two additional indications this year.

We expanded an existing collaboration and license agreement with GlaxoSmithKline (GSK) to leverage our Icagen Ion Channel Technology to target neurological diseases. We received an upfront payment of $10 million and are eligible for milestones of up to $247.5 million, and tiered royalties on net sales of any drug from the collaboration commercialized by GSK.

We recently entered into new OmniAb platform licensing agreements with Paragon Therapeutics, LTZ Therapeutics, and Seismic Therapeutics.

Pelican Platform Updates

Merck announced European Commission approval of VAXNEUVANCE™ for adults 18 years of age and older. VAXNEUVANCE is a 15-valent pneumococcal vaccine utilizing Ligand’s CRM197 vaccine carrier protein produced using the Pelican Expression Technology platform. Additionally, Merck announced the FDA accepted for priority review the supplemental BLA (sBLA) for VAXNEUVANCE in infants and children.

Jazz Pharmaceuticals announced submission of an sBLA to the FDA seeking approval for a Monday/Wednesday/Friday (M/W/F) intramuscular dosing schedule for Rylaze™, as a component of a multi-agent chemotherapeutic regimen for the treatment of acute lymphoblastic leukemia (ALL) and lymphoblastic lymphoma (LBL) in adult and pediatric patients one month of age and older who have developed hypersensitivity to E. coli-derived asparaginase. Jazz presented initial results at ASH from a Phase 2/3 study of Rylaze in adult and pediatric ALL and LBL patients showing Rylaze maintains a clinically meaningful level of asparaginase activity throughout the entire duration of treatment on a M/W/F dosing schedule.

Arcellx announced the pricing of a $124 million IPO with proceeds planned to advance their pipeline. Arcellx uses the Pelican Expression Technology platform for the expression of certain proprietary sparX proteins used in their ARC-SparX platform.

Captisol

Amgen announced FDA approval of a new Kyprolis® combination regimen with DARZALEX FASPRO and dexamethasone for patients with multiple myeloma at first or subsequent relapse. Additionally, Amgen presented results from a Phase 1b study at ASH showing Captisol-enabled Kyprolis in combination with vincristine, dexamethasone, PEG-asparaginase and daunorubicin (VXLD) induction therapy showed promising efficacy in highly advanced relapsed/refractory pediatric ALL.

Gilead Sciences announced the FDA granted accelerated approval of a supplemental New Drug Application (NDA) for Veklury in non-hospitalized patients at high risk of disease progression.

Other

Travere Therapeutics announced plans to submit an NDA to the FDA for accelerated approval of sparsentan for IgA nephropathy in the first quarter of 2022 and for focal segmental glomerulosclerosis (FSGS) in mid-2022. Travere, in collaboration with its partner Vifor Pharma, plans to submit a combined IgA nephropathy and FSGS Marketing Authorization Application in mid-2022 for conditional marketing authorization in Europe.

Verona Pharma announced completion of enrollment in the Phase 3 ENHANCE-1 and ENHANCE-2 trials evaluating ensifentrine for the maintenance treatment of chronic obstructive pulmonary disease (COPD) with topline data expected by the end of 2022.

Sermonix Pharmaceuticals closed a $40 million financing to fund lasofoxifene through late-stage clinical development as an oral SERM to treat women with ESR1 breast cancer mutations. Topline data are expected in the first half of 2022 for the Phase 2 ELAINE 1 trial assessing oral lasofoxifene versus intramuscular fulvestrant and the Phase 2 ELAINE 2 trial of oral lasofoxifene in combination with Eli Lilly and Company's CDK4 and 6 inhibitor Verzenio® (abemaciclib) for the treatment of ER+/HER2- breast cancer in patients with an ESR1 mutation.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 540-1167 from the U.S. or (929) 517-0358 from outside the U.S., using the conference ID 4832757. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®
The OmniAb discovery platform provides Ligand’s pharmaceutical industry partners with access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse, which have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic (transgenic rat) and OmniClic (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput microfluidic-based single B cell screening and deep computational analysis of next-generation sequencing datasets to identify fully human antibodies with superior performance and developability characteristics. An established core competency focused on ion channels and transporters further differentiates our technology and creates opportunities to further leverage across modalities, including antibody-drug conjugates and others. The OmniAb suite of technologies and differentiating computational capabilities and BI features are combined to offer a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

About Pelican Expression Technology™ Platform
Pelican is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead Sciences' VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human monoclonal and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology® is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

We use Twitter and our investor relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our Twitter account and our website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to advance its business model and drive growth; Ligand's plans to pursue a separation of the OmniAb business, including the structure of the separation, and their strategic focus and plans, and the potential to accelerate investment in OmniAb and drive value in each respective business; the tax impacts of the potential separation of the OmniAb separation; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the potential opportunities for Ligand and its partners related to development of COVID-19 treatments; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2022 financial results, including amounts attributable to the OmniAb business. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2022; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the COVID-19 pandemic has disrupted Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; remdesivir may be later shown to not be effective or safe for the treatment of COVID-19 and could materially and adversely affect the commercial opportunity for remdesivir; alternative COVID-19 therapies or vaccines may be approved or the risk of coronavirus infection could significantly diminish, any of which could materially and adversely affect the commercial opportunity for remdesivir; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. In addition, there are significant risks and uncertainties relating to the potential separation of the OmniAb business, including, among others: the separation may not be completed in accordance with the expected plans or anticipated timeline or at all, and may not achieve the intended strategic, operational and financial benefits, and will involve significant time, expense and management attention, any of which could negatively impact Ligand’s business, financial condition and results of operations; the separation is subject to market, tax and legal considerations, final approval by Ligand’s board of directors and other customary requirements; and the announcement or pendency of the separation may have negative effects on relationships with Ligand’s employees, partners, suppliers, and other third parties or otherwise disrupt Ligand’s or the OmniAb business. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma and CASI Pharmaceuticals product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol®, OmniAb®, and Pelican Expression TechnologyTM Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LHA Investor Relations
Simon Latimer Bruce Voss
investors@ligand.com bvoss@lhai.com
(858) 550-7766 (310) 691-7100
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Royalties	$17,551	$11,045	$48,927	$33,796
Captisol	35,375	40,993	164,250	109,959
Contract revenue	19,547	17,952	63,956	42,664
Total revenues	72,473	69,990	277,133	186,419
Operating costs and expenses:
Cost of Captisol	11,984	11,739	62,176	30,419
Amortization of intangibles	11,776	12,157	47,167	23,442
Research and development	18,243	21,916	69,012	59,392
General and administrative	17,736	30,082	57,483	64,435
Other operating income	—	—	(37,600)	—
Total operating costs and expenses	59,739	75,894	198,238	177,688
Gain from sale of Vernalis R&D	—	17,114	—	17,114
Income from operations	12,734	11,210	78,895	25,845
Gain (loss) from short-term investments	(12,132)	210	(3,997)	(16,933)
Interest expense, net	(4,284)	(6,002)	(18,740)	(19,342)
Other expense, net	(3,344)	(2,048)	(8,860)	(108)
Total other expense, net	(19,760)	(7,840)	(31,597)	(36,383)
Income (loss) before income taxes	(7,026)	3,370	47,298	(10,538)
Income tax benefit	2,058	2,391	10,288	7,553
Net income (loss):	$(4,968)	$5,761	$57,586	$(2,985)

Basic net income (loss) per share	$(0.30)	$0.36	$3.46	$(0.18)
Shares used in basic per share calculation	16,733	16,077	16,630	16,185

Diluted net income (loss) per share	$(0.30)	$0.35	$3.34	$(0.18)
Shares used in diluted per share calculation	16,733	16,684	17,246	16,185

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents and short-term investments	$341,108	$411,186
Accounts receivable, net	85,453	56,847
Inventory	27,326	26,487
Income tax receivable	6,193	2,217
Other current assets	4,671	3,822
Total current assets	464,751	500,559

Deferred income taxes, net	35,525	24,320
Goodwill and other identifiable intangible assets, net	734,996	784,992
Commercial license and other economic rights, net	10,110	10,979
Operating lease right-of-use assets	16,542	6,892
Finance lease	16,207	15,842
Other assets	23,252	18,701
Total assets	$1,301,383	$1,362,285

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	28,035	24,199
Current contingent liabilities	2,588	39,884
Current finance lease liabilities	46	6,593
Deferred revenue	10,996	29,435
Total current liabilities	41,665	100,111

2023 convertible senior notes, net	320,717	442,293
Long-term contingent liabilities	8,483	9,249
Long-term operating lease liabilities	15,494	5,643
Deferred income taxes, net	62,419	64,598
Other long-term liabilities	30,976	30,866
Total liabilities	479,754	652,760

Total stockholders' equity	821,629	709,525
Total liabilities and stockholders' equity	$1,301,383	$1,362,285

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Net (loss) income	$(4,968)	$5,761	$57,586	$(2,985)
Adjustments:
Non-cash share-based compensation expense	10,408	9,974	38,783	30,727
Non-cash interest expense (1)	3,828	5,334	16,692	23,077
Amortization related to acquisitions and intangible assets	11,776	12,157	47,167	23,442
Amortization of commercial license and other economic rights (2)	(72)	(145)	79	3,132
Change in contingent liabilities (3)	2,415	1,362	(36,962)	978
Acquisition and integrations costs (4)	105	16,898	472	21,854
Transaction costs (5)	3,558	—	3,702	—
Gain from sale of Vernalis R&D	—	(17,114)	—	(17,114)
Loss (gain) from short-term investments	12,132	(210)	3,997	16,933
Realized gain from short-term investments	907	143	6,647	904
Other (6)	929	1,268	9,768	2,338
Income tax effect of adjusted reconciling items above	(8,802)	(7,768)	(23,536)	(25,083)
Excess tax benefit from share-based compensation (7)	(885)	(590)	(13,634)	(1,703)
Adjusted net income	$31,331	$27,070	$110,761	$76,500

Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share	$(0.30)	$0.35	$3.34	$(0.18)
Adjustments:
Non-cash share-based compensation expense	0.60	0.60	2.25	1.83
Non-cash interest expense (1)	0.22	0.32	0.97	1.37
Amortization related to acquisitions and intangible assets	0.68	0.73	2.73	1.39
Amortization of commercial license and other economic rights (2)	—	(0.01)	—	0.19
Change in contingent liabilities (3)	0.14	0.08	(2.14)	0.06
Acquisition and integrations costs (4)	0.01	1.01	0.03	1.30
Transaction costs (5)	0.20	—	0.21	—
Gain from sale of Vernalis R&D	—	(1.03)	—	(1.02)
(Gain)/Loss from short-term investments	0.70	(0.01)	0.23	1.01
Realized gain from short-term investments	0.05	0.01	0.39	0.05
Other (6)	0.05	0.08	0.57	0.15
Income tax effect of adjusted reconciling items above	(0.50)	(0.47)	(1.37)	(1.49)
Excess tax benefit from share-based compensation (7)	(0.05)	(0.04)	(0.79)	(0.10)
Adjusted diluted net income per share	$1.80	$1.62	$6.42	$4.55

GAAP - weighted average number of common shares - diluted	16,733	16,684	17,246	16,185
Add: shares excluded due to anti-dilutive effect on GAAP net loss	688	—	—	640
Adjusted weighted average number of common shares - diluted	17,421	16,684	17,246	16,825

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amount represents the amortization of commercial license and other economic rights to revenue and research and development expenses.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs, legal fees, and certain contract termination costs in connection with the acquisitions.

(5) Amounts represent incremental costs including primarily legal fees, accounting fees, and advisory fees incurred by Ligand during the process to split OmniAb into a standalone, publicly traded company.

(6) Amounts primarily relate to loss on debt extinguishment and adjustments associated with our equity investment in Nucorion.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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